Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital - Retail Centers of America Announces
Second Quarter Acquisition Activity

Seven Properties Acquired in Second Quarter for $176 Million

$905 Million of Capital Invested Through June 30, 2015

Portfolio Comprised of 28 Diversified, High Quality Core Retail Properties

NEW YORK, NEW YORK, July 14, 2015 − American Realty Capital - Retail Centers of America, Inc. (“RCA”), a public, non-traded real estate investment trust, announced today that it has completed the deployment of equity raised through its primary offering. As of June 30, 2015, RCA’s portfolio consisted of 28 geographically diversified, high-quality retail properties which were acquired for approximately $905 million, including seven retail centers acquired during the second quarter of 2015 for $176 million. The portfolio includes core retail properties located throughout the United States, including lifestyle centers and power centers.

Kase Abusharkh, Chief Investment Officer of RCA, commented, “We are pleased to have fully invested the equity capital raised in a diversified portfolio of stabilized, core retail properties which are approximately 96% leased to national and regional tenants. Working with Lincoln Property Company, a leading institutional real estate asset manager, we’ve successfully partnered to assemble a high-quality property portfolio with an overall leased portfolio occupancy rate of approximately 95% at the end of the second quarter. Our ability to deploy capital in a disciplined and highly effective manner is a testament to the experience and execution capabilities of the entire RCA team and the deep relationships we have cultivated within the retail industry.”

Robert Dozier, Executive Vice President of LPC Retail, said, “In partnership with RCA, we have assembled a premier portfolio of diversified, high-quality core retail assets throughout the country. We look forward to further developing and expanding our relationship with RCA as we continue to execute on our strategic business plan.”

RCA began raising capital in March 2012 and completed its non-listed, initial “reasonable best efforts” public offering in September 2014. During the term of the offering, RCA raised over $900 million in total equity resulting from the sale of over 90 million shares.

About RCA

RCA is a publicly registered, non-traded real estate investment trust.  For more information on RCA, please contact your financial professional or visit the website: www.RetailCentersofAmerica.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including those set forth in the Risk Factors section of RCA’s Annual Report on Form 10-K filed on April 15, 2015 and any subsequent Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCA undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Kase Abusharkh
DDCworks	Managing Director	Chief Investment Officer
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Retail Centers of America
(484) 342-3600	abackman@arlcap.com	kabusharkh@arlcap.com
	(917) 475-2135	(212) 415-6500